September 25, 2006

Park Place Energy Inc.	Patch Energy Inc.
1220 – 666 Burrard Street	1220 – 666 Burrard Street
Vancouver, B.C. V6C 2X8	Vancouver, B.C. V6C 2X8

Attention: David Clark	Attention: David Clark
Chief Financial Officer	Chief Financial Officer

Dear Sir:

Re:	Farmout and Option Agreement
N ½ Sec 22, SW ¼ & Lsds 11 & 12 Sec 26 Twp 12 Rge 5 W4M
Medicine Hat Area, Alberta

This letter is to evidence the Agreement between Park Place Energy Inc. (“Park Place”), Patch Energy Inc. (“Patch”) and Pine Petroleum Limited (“Pine”) pursuant to which Farmor grants to Farmee the right to earn an interest in the Farmout Lands, the Option Lands and the Area of Mutual Interest on the terms and conditions contained herein (the “Agreement”).

1.	DEFINITIONS

Each capitalized term used in this Agreement will have the meaning given to it in the Farmout and Royalty Procedure, and, in addition:

	a)	“Area of Mutual Interest” means sections 22, 23, 26 and 27-12-5 W4M;

b)

"Contract Depth" means the drilling of the Test Well to a depth sufficient to adequately test all Mesozoic formations and to penetrate 15 meters into the Mississippian Section or to a total drill depth of 950 meters below Kelly Bushing subsurface or whichever first occurs;

	c)	“Farmee” means Park Place and Patch as to a 50% interest each;

	d)	“Farmor” means Pine;

	e)	“Farmout and Royalty Procedure” means the 1997 CAPL Farmout and Royalty Procedure with insertions as set forth in Schedule “B”;

f)	“Farmout Lands” means the lands described as such in Schedule “A”;

g)	“Mutual Interest Lands” means any parcel of land or other interest 50% or more of the surface area of which is located within the Area of Mutual Interest.

h)	“Option Lands” means the lands described as such in Schedule “A”;

i)	“Operating Procedure” means the 1990 CAPL Operating Procedure with insertions as set forth in Schedule “C”;

j)	“Participant” means Pine as to an undivided 10% working interest;

To the extent necessary to effect the provisions of the Farmout & Royalty Procedure, references to "Farmor", "Farmee" and "Farmout Lands" within the Farmout & Royalty Procedure shall be deemed to be "Farmor", "Farmee" and "Farmout Lands", respectively, as such terms are defined in this Agreement

Unless otherwise provided herein, all other terms which are defined in the Farmout & Royalty Procedure shall, in this Agreement, have the meaning ascribed to them in the Farmout & Royalty Procedure

2.	SCHEDULES

The following Schedules are attached hereto and made part of this Agreement:

a)	Schedules “A” and “A1”, which describe the Farmout Lands, the Option Lands and the Encumbrances;

b)	Schedule ”B”, which is the Farmout and Royalty Procedure;

c)	Schedule “C”, which is the Operating Procedure;

d)	Schedule "D", which specifies the types of drilling information required to be supplied by the Farmee to Farmor pursuant to the Farmout and Royalty Procedure.

3.	TEST WELL

a)

On or before November 30, 2006 (subject only to surface access, regulatory approval and rig availability – Farmee will use its best efforts to obtain these items in a timely fashion), Farmee (90%), on behalf of itself and the Participant (10%), will commence drilling a well at a location of its choice on the Farmout Lands (“Test Well”). The Test Well will de drilled to Contract Depth and abandoned or completed in accordance with the provisions of Article 3.00 of the Farmout and Royalty Procedure. As between Park Place, Patch and the Participant, the terms and conditions of the Operating Procedure shall apply.

	b)	Farmee shall not assign all, or any portion of, its interest in this Agreement without the Farmor's prior written consent.

4.	INTEREST EARNED

By fulfilling the requirements enumerated in Clause 3 of this Agreement, and subject to the provisions of Clause 3.03 of the Farmout and Royalty Procedure, Farmee will earn an undivided 50% of Farmor’s Interest in the Farmout Lands. Thereafter, the Farmout Lands will be operated in accordance with the Operating Procedure with Patch being named as operator.

The Farmee shall pay its proportionate share of the Encumbrances on the Farmout Lands.

5.	OPTION WELL

Within 45 days of release of the rig used to drill the Test Well, Farmee may elect to drill a well (“Option Well”) on the Option Lands to earn an interest in the Option Lands. All of the terms and conditions applicable to the Test Well will apply to the Option Well mutatis mutandis other than the Option Well will be commenced within 45 days of the Farmee’s election.

In the event that Farmee has acquired 3D Seismic data pursuant to Clause 6 of this Agreement, and notwithstanding the provisions of this Clause 5, Farmor may agree, at its sole discretion, that the Option Well be located in the Farmout Lands rather than the Option Lands.

6.	3D SEISMIC

After the Farmee has drilled the Test Well, the Farmee may elect within 30 days of release of the rig used to drill the Test Well, to shoot a 3D seismic program over the Farmout Lands and the Option Lands (“3D Seismic”). Field acquisition of the 3D Seismic shall commence within 60 days of Farmee’s election and the 3D Seismic shall be acquired and processed at Farmee’s (90%) and Participant’s (10%) sole cost and in an amount sufficient to provide 100% coverage of an area of at least 1280 acres (the area of coverage shall include the Option Lands) within the Area of Mutual Interest. If the Farmee shoots the 3D Seismic, the time to elect to drill the Option Well will be extended until 45 days after completion of field acquisition of the 3D Seismic.

Farmor shall be provided with a licenced, processed copy of the 3D Seismic data.

Farmee may recover its share of the field acquisition and processing cost of the 3D Seismic (“Seismic Cost”) from the sale of petroleum substances from the Option Well (net of the lessor royalty, the Encumbrances and operating costs) as follows:

Applied to Seismic Cost	40%
Farmee	25%
Farmor	25%

After the Farmee has recovered its share of the Seismic Cost from the sale of petroleum substances from the Option Well as above, production from the Option Well shall be shared by Farmee as to 45% and Farmor as to 45%.

7.	AREA OF MUTUAL INTEREST

Subject to Article 8.00 of the Farmout and Royalty Procedure:

	a)	The Area of Mutual Interest shall be in effect until March 31, 2008.

	b)	The interests of the parties in Mutual Interest Lands will be: Farmee – 45%, Farmor – 45% and Participant – 10%

8.	MISCELLANEOUS

	a)	Each of the Parties represents and warrants that it now has, or is entitled to have full right, full power and absolute authority to enter into this Agreement.

	b)	In the event of a conflict between any term or condition of this Agreement and any schedule attached hereto, the term or condition of this Agreement shall prevail.

c)

Unless, and to the extent only, specifically provided for herein, no party shall be under any obligation to the other parties with respect to such party acquiring an interest in, or conducting operations on, lands other than the Farmout Lands and the Option Lands.

d)

Any party which develops its own interpretation from information obtained pursuant to the Agreement shall not be required to provide any other party with such interpretation, or any interpretative data, or material, and shall be entitled to use such interpretations for its sole benefit.

e)

This Agreement and the relationship between the parties shall be construed and enforced in accordance with the laws in effect in the Province of Alberta. Each party attorns to the jurisdiction of the Courts of the Province of Alberta, and all Courts of Appeal therefrom.

f)

The terms of this Agreement express and constitute the entire agreement between the parties. No amendments shall be binding unless agreed to by all parties in writing. No implied covenant, or liability, is created, or shall arise, by reason of this Agreement, or anything herein contained.

g)

This Agreement supersedes and replaces all prior agreements, documents, writings and verbal understandings between the parties relating to the Farmout Lands, the Option Lands and the Area of Mutual Interest.

	h)	This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and assigns.

i)                The two year period for seeking a remedial order under section 3(1)(a) of the Limitations Act, R.S.A. 2000 C.L-12, as amended, for any claim (as defined in the Act) arising in connection with this Agreement, is extended to:

1)      For claims disclosed by audit, two years after the time this Agreement permitted that audit to be performed; and

2)      For all other claims, four years.

j)                This Agreement may be executed in counterpart and together all counterparts shall constitute one agreement.

If this reflects your understanding of the terms and conditions agreed upon respecting this Agreement, please initial each page, sign this letter and return one signed counterpart page to us.

Yours truly,
PINE PETROLEUM LIMITED

/s/ John A. Duckett
John A. Duckett
Director

Accepted and agreed to this 20 day of October, 2006

/s/ David Stadnyk
___________________________________________________
Park Place Energy Inc.

Accepted and agreed to this 20 day of October, 2006

/s/ John Thornton
___________________________________________________
Patch Energy Inc.

This is the execution page for a Farmout and Option Agreement dated the 25th day of September, 2006 between Park Place Energy Inc., Patch Energy Inc. and Pine Petroleum Limited.

SCHEDULE “A"

This is Schedule "A" attached to and made part of a Farmout and Option Agreement dated the 25th day of September, 2006 between Park Place Energy Inc., Patch Energy Inc. and Pine Petroleum Limited.

FARMOUT LANDS	TITLE DOCUMENTS

Twp 12, Rge 5 W4M: N ½ Section 22	Crown P&NG Lease # 0403050008
all P&NG below base Medicine Hat	Lessor Royalty: Crown
to base Mannville

Farmor’s Interest – an undivided 90% working interest

OPTION LANDS	TITLE DOCUMENTS

Twp 12, Rge 5 W4M: SW ¼ & Lsds 11 & 12 Section 26	Crown P&NG Lease # 0403030044
all Petroleum to base Mannville	Lessor Royalty: Crown

Farmor’s Interest – an undivided 90% working interest

ENCUMBRANCES on the FARMOUT LANDS and the OPTION LANDS

0.5% non-convertible gross overriding royalty payable to Covenant Resources Ltd. as described in Schedule “A1”.

SCHEDULE “A1"

This is Schedule "A1" attached to and made part of a Farmout and Option Agreement dated the 25th day of September, 2006 between Park Place Energy Inc., Patch Energy Inc. and Pine Petroleum Limited.

PINE PETROLEUM LIMI ,

CONFIDENTIAL

PROSPECT SERVICES AND ROYALTY AGREEMENT

This AGREEMENT (the "Agreement") is made this 31st day of October, 2002 by and between Pine Petroleum Limited, a body corporate, the registered office of which is situated at Suite #920 Lancaster Building, 304-8 Avenue SW, Calgary, Alberta, T2P 1C2, (hereinafter referred to as "Pine") of the one part and Covenant Resources Ltd., a body corporate, having an office at 55 Discovery Ridge, Crescent, S.W. Calgary, Alberta, T3H 4R4, of the other part (hereinafter referred to as the "Consultant").

(Pine and Consultant hereinafter referred to collectively as the "Parties").

WHEREAS Pine is engaged in oil and gas exploration and has identified a prospective area of interest as described in Schedule I of this Agreement (the " Medicine Hat Prospect Area") within which it seeks to firstly acquire lands and petroleum interests (such acquired lands and petroleum interests hereinafter referred to as the "Pine Lands") and then have these Pine Lands explored primarily by farm-in parties (the "Farm-in Exploration Program" or "FIEP"), (together the "Project");

WHEREAS Pine requires the consultancy services of an experienced independent landman to provide comprehensive land services to the Project as more specifically set out in Clause 1 hereof (the "Land Services");

WHEREAS the Parties have discussed the requirements of Pine to receive the Land Services and of the Consultant to be granted a royalty interest in Pine Lands in consideration for the provision of the Land Services;

WHEREAS the Consultant has the required expertise, experience and contacts to provide the Land Services and is ready, willing and able to so do;

NOW THEREFORE it is hereby agreed between the Parties as follows:

1. The Land Services

The Consultant shall through the services of Mr. Neil McPherson supply all land services to Pine in respect of the Project including, but not necessarily restricted to the following (individually and together the "Land Services"):

1.1 Post lands for crown sales and submit bids as directed by Pine. It is anticipated that the first lands will be posted for the March 5, 2003 Alberta Crown sale.

1.2 Negotiate the acquisition of disposed crown lands as directed by Pine and prepare all agreements required for such acquisitions. It is anticipated that these negotiations will begin upon execution of the Agreement.

1.3 Acquire land titles searches of any open freehold lands and co-ordinate acquisition of same as directed by Pine. It is anticipated that attempts to acquire open freehold lands will commence upon execution of the Agreement.

1.4 Negotiate a farm-in of lands held by the City of Medicine Hat and Encana Corp. as directed by Pine. It is anticipated that these negotiations will commence after the sales of the undisposed crown which are expected to be completed by end May, 2003.

1.5 Search for, introduce and deliver a suitable farm-in partner(s) for the FIEP on the Pine Lands (the "Farmee") as directed by Pine, where the required farm-in terms are likely to include the shooting of a 3-D seismic program or programs and/or the drilling of a well or wells at the sole expense of the Farmee(s) (the "Farm-in").

1.6 Prepare all agreements required to finalize the Farm-in and perform the FIEP operations.

SCHEDULE "A1"

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PINE PETROLEUM LIM... CONFIDENTIAL

1.7 Routine land administration and regulatory maintenance of the Pine Lands.

1.8 Meet at regular intervals with the senior staff of Pine to discuss and review land aspects of the Project and to report the status of the Land Services.

2. TERM

This Agreement shall commence on the date of signature hereof (the "Effective Date") and the provision of the Services shall continue until 30 June, 2004 (the "Term") unless agreed otherwise in writing between the Parties. The provisions of this Agreement shall remain in force beyond 30 June, 2004 until any and all outstanding expenses and royalties have been paid.

3. PRICE

Pines shall compensate the Consultant for the provision of the Land Services as follows:

3.1 Grant of Royalty Interest:

Pine shall grant the Consultant a 0.5% gross over-riding royalty in respect to all petroleum and/or natural gas within, upon or under and produced and marketed from or allocated to Pine's interests in the Pine Lands (hereinafter called the "Royalty"). The Royalty shall be calculated in accordance with all of the terms and conditions set forth in the 1997 CAPL Overriding Royalty Procedure with insertions as set out in Schedule "B" attached hereto. The following additional terms shall apply to the Royalty.

a) The Royalty shall apply to all interests acquired by Pine in Pine Lands prior to June 30, 2004.
b) The Royalty shall apply to any partners that Pine brings into Pine Lands.
c) If the Consultant finds and delivers the Farmee referred to in Clause 1.5, the Royalty shall increase to 0.75% total in respect to those Pine Lands on which the Farm-in is executed pursuant to Clause 1.6 hereof.

3.2 Expenses:

Pine shall reimburse the consultant for all reasonable expenses directly incurred by the Consultant in the provision of the Land Services including travel and accommodation expenses in respect of business visits undertaken by the Consultant provided always that any individual expenditure item in excess of $1,000.00 shall be approved in writing beforehand by Pine and provided always that cumulative expenses incurred by the Consultant shall not exceed $2,500.00 unless similarly agreed in writing beforehand by Pine (individually and together the "Expenses"). Pine shall not be liable for any other expenses. Pine shall reimburse the Consultant for Expenses upon invoice accompanied by official expenditure receipts obtained by the Consultant for the said Expenses and shall make payment to the Consultant without deduction the full amount of all such invoices within thirty days of receipt thereof unless otherwise agreed in writing between the Parties.

4. CONFIDENTIALITY AND NON-COMPETE

4.1 Confidentiality of Agreement

This Agreement and its contents shall be kept confidential by the Parties and shall not be divulged or released to any third parties except to the respective professional advisers of Pine and the Consultant and/or or when required by law or as otherwise agreed in writing by the Parties.

4.2 Confidentiality of Information and Non-Compete

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PINE PETROLEUM LIMI J CONFIDENTIAL

4.2.1 The Consultant accepts that Pine has developed valuable oil and gas exploration prospects in the Medicine Hat Prospect Area (the "Prospects") that are its proprietary knowledge, are confidential to Pine, are not in the public domain and that form the essence of the Project.

4.2.2 Pine accepts that disclosure of the Prospects and/or certain facts, information, know-how and/or proprietary and/or confidential materials of Pine in relation to the Prospects (collectively the "Information") to the Consultant on a confidential and non-compete basis may better enable the Consultant to perform the Land Services and be to the good of the Project and Pine shall therefore from time to time at its discretion disclose Information to the Consultant (the "Disclosure").

4.2.3 The Consultant in accepting the Disclosure undertakes to keep Information confidential and shall not discuss, divulge, copy and/or otherwise share with or provide to any third party Information without the prior written agreement of Pine nor shall the Consultant use Information in any manner which is or might reasonably be deemed to be competitive to the business interests of Pine. Notwithstanding this requirement Pine shall permit selective disclosure of Information by the Consultant to possible Farmees pursuant to Clause 1.5 hereof provided always that said possible Farmees enter into acceptable confidentiality and non-compete terms with Pine prior to such disclosure.

Specifically, the Consultant hereby undertakes and acknowledges that it shall:

(1) In no event use the Information to the detriment of Pine.

(3) Hold all the Information in complete and strict confidence and will not disclose or divulge all or any part of the Information to any person without the prior written consent of Pine.

(4) Not copy, reproduce, publish, distribute or part with possession of, or arrange to have copied, reproduced, published or distributed, in whole or in part, any document containing Information without the prior written consent of Pine.

(5) For the Term and twelve months thereafter not seek to or actually acquire any interest in any of the lands within the Medicine Hat Prospect Area other than as envisaged in this Agreement, either by purchase, farm-in, option, or any other arrangement, nor engage in any business practices which might otherwise be deemed competitive to Pine's business interests and opportunities in the Medicine Hat Prospect Area.

(6) Return any and all disclosed Information to Pine at the end of the Term and not retain any copies thereof unless otherwise agreed in writing between the Parties.

(7) Not be entitled to any right or licence in respect of the Information and all the Information shall remain the property of Pine.

(8) Indemnify and hold Pine and their directors, officers, employees, agents and advisers harmless from and against any action, claim, proceeding (and any costs, expenses or other liabilities arising therefrom) brought by any third party as a result of the unauthorised disclosure by the Consultant of any of the Information. For the purposes of this Agreement, Pine shall be deemed to include any holding company, subsidiaries and/or affiliates thereof.

(9) Further agree and acknowledge that neither Pine nor any of its banks, financial institutions or professional advisers, its holding companies, its and their subsidiaries and affiliates and its and their directors, officers, employees, agents or advisers accept any responsibility or liability in any way whatsoever for or make any representation or warranty, express or implied, with respect to the accuracy or completeness of any of the Information and that any Information remains unchanged after the date of receipt thereof.

4.2.4 The Consultant accepts that:

(i) No failure or delay by Pine in exercising any of its rights hereunder shall operate as a waiver of such rights nor shall any single or partial exercise preclude any further exercise of such rights and

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PINE PETROLEUM LIM. D CONFIDENTIAL

(ii) In addition to any other remedies which may be available to Pine in the event of breach of this Agreement by the Consultant that damages would not be an adequate remedy for the breach of the provisions of this Agreement and that Pine will be entitled to injunctive relief.

4.2.5 Notwithstanding anything to the contrary contained in this Agreement and this Clause 4.2, the Consultant may disclose Information which

a) was public knowledge at the time of its disclosure to the Consultant or became public knowledge subsequent to such disclosure (provided that there has been no breach of any obligation of confidentiality owed to Pine and no improper act or omission on the Consultant's part),

b) was lawfully in the Consultant's possession prior to such disclosure, as evidenced by the written record to the Consultant and which was not acquired, directly or indirectly, from Pine; or

c) is required to be disclosed by the Consultant to the extent required by the regulations of any recognised stock exchange, or to any government agency lawfully requesting the same, or to any court of competent jurisdiction acting in pursuance of its powers, provided that if the Consultant become obliged to disclose the same it shall give Pine prompt notice of such fact;

5. NOTICES

All notices, requests, demands or other communications to or upon the respective Parties hereto shall be in writing or by telex or facsimile or E-Mail and shall be deemed to have been duly given or made if dispatched in writing or by telex or facsimile or E-Mail to the Party to which such notice, request, demand or other communication is required or permitted to be given or made under this Agreement addressed as follows:-

i) if to Pine then: to Mr. John A. Duckett, Pine Petroleum Limited, 331 Oakfern Way, S.W. Calgary, Alberta T2V 4K2, (Facsimile No. (403) 281-5200);

ii) if to the Consultant then: Mr. Neil MacPherson, Covenant Resources Ltd., 55 Discovery Ridge, Crescent, S.W. Calgary, Alberta, (Facsimile No. (403) 225-1191).

Each of the Parties hereto may from time to time change its address for service herein by giving written notice to the other party hereto. Any notice may be served by personal service upon an officer of a party hereto, by mailing the same by prepaid post in a properly addressed envelope addressed to the party hereto at its address for service hereunder or by facsimile, telegram, telex, telecommunication device or other similar form of communication.

Any notice given by service upon an officer of a party hereto shall be deemed to be given on the date of such service provided that it was received during normal business hours of the recipient otherwise it shall be deemed to be given on the day following the date of service (except Saturdays, Sundays and statutory holidays).

Any notice given by mail shall be deemed to be given to and received by the addressee on the fifth day (except Saturdays, Sundays, statutory holidays and days upon which postal service in Canada is interrupted) after the mailing thereof. Any notice given by facsimile, telegram, telex, telecommunication device or other similar form of communication shall be deemed to be given on the day following the day on which it was sent (except Saturdays, Sundays and statutory holidays).

6. GENERAL PROVISIONS

6.1 The Schedules attached hereto are incorporated into and form a part of the Agreement. In case of any consistencies between the body of the Agreement and the Schedules, the body of the Agreement shall in each and every instance prevail.

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PINE PETROLEUM LIM. J CONFIDENTIAL

6.2 This Agreement shall enure to the benefit of and bind the Parties hereto and their respective successors and permitted assigns and upon the heirs, executors, administrators and assigns of natural persons who are or who become parties hereto and the rights, duties, obligations and undertakings of the Parties shall pass to any and all successors and permitted assignees.

6.3 Pine shall not be liable for and the Consultant shall hold Pine harmless against any third party claims relating to the RSDD-H Advisory Services.

6.4 Neither Party shall be liable to the other Party for any claims or liability arising as a result of an event which is beyond the reasonable control of either Party. Also, in the event that either Party cannot perform its obligations as provided in this Agreement due to any event or circumstance which is beyond its reasonable control (that is "Force Majeure") and which it has been unable to remedy within three months of providing written notice of the Force Majeure event to the other Party then the other Party shall have the option upon a thirty days' prior written notice to terminate its obligations hereunder without further liability of any kind to the non-performing Party. Notwithstanding the foregoing, lack of funds or inability to pay shall not excuse either Party from fulfilling its obligations under this Agreement.

6.5 Neither Party may assign or otherwise transfer its rights, duties, obligations or benefits under this Agreement without the written consent of the other Party such consent not to be unreasonably withheld, except always for assignment to wholly owned affiliates.

6.6 It is expressly agreed that, in performing the Land Services hereunder, no contract of employment is hereby established between Pine and the Consultant. The Consultant shall not hold himself out as a representative of Pine.

6.7 The Consultant shall have no power or authority to bind or commit Pine to any obligation or to any third party and Consultant shall not represent himself to any third party as having such power or authority.

6.8 The terms of this Agreement express and constitute the entire agreement between the Parties insofar as the specific subject matter contained in this Agreement. No implied covenant or implied liability of any kind on the part of the Parties is created or shall arise by reason of these presents or anything contained in this Agreement. No variation or amendment of this Agreement shall be effective unless in writing and signed by the Consultant and a duly authorised officer or representative of Pine.

6.9 The headings of the Clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

6.10 Whenever the plural or masculine or neuter is used in this Agreement, the same shall be construed as meaning singular or feminine or body politic or corporate and vice versa where the context so requires.

6.11. The Parties shall perform their respective roles, tasks and duties with due professional care and shall abide by normal standards of international petroleum industry practice and shall use all reasonable endeavours to comply with all applicable laws, rules and regulations of the Province of Alberta where the Land Services are to be carried.

6.12 This Agreement shall for all purposes be construed and interpreted according to the laws of the Province of Alberta and that the courts having jurisdiction with respect to matters relating to this Agreement shall be the courts of said Province, to the jurisdiction of which courts the Parties by their execution of this Agreement do hereby submit.

6.13 This Agreement supersedes all other agreements, documents, writings and verbal understandings between the Parties relating to the Medicine Hat Prospect Area.

6.14 Time is of the essence in this Agreement.

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PINE PETROLEUM LIM.

CONFIDENTIAL

6.15 This Agreement may be executed in counterpart, and all executed counterparts taken together shall constitute one agreement.

7 EFFECTIVE DATE

This Agreement takes effect from the date of signature hereof by both Parties (the "Effective Date").

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above. All signed copies of this Agreement shall be deemed originals.

Name: Neil MacPherson

Position: Owner

Covenant Resources Ltd.

Name: John A. Duckett

Position: Director

Pine Petroleum Limited

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PINE PETROLEUM LIM. ..) CONFIDENTIAL

SCHEDULE "A"

This is Schedule "A" attached to and made part of a Prospect Services and Royalty Agreement dated the 31st October, 2002 between **Pine Petroleum Limited** and **Covenant Resources Ltd**.

For the purposes of this Agreement the Medicine Hat Prospect Area, Alberta, Canada is defined as follows:

That geographic area contained within and bounded by the following corner points:

SE: **SE corner of Section 14 of T12R4W4M**
SW: **SW corner of Section 13 of T12R6W4M**
NE: **NE corner of Section 23 of T13R4W4M**
NW: **NW corner of Section 24 of T13R6W4M**

This area is illustrated by Enclosure I to this Schedule "A" in which its boundaries are outlined in red.

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R6
R5
R4
R3W4
T14
T14
T13
T13
T12
T12
R5
R4
R3W4

Map Software by IHS AccuMap

PINE PETROLEUM LIM.   0   CONFIDENTIAL

SCHEDULE "B"

This is Schedule "B" attached to and made part of a Prospect Services and Royalty Agreement dated the 31st October, 2002 between **Pine Petroleum Limited and Covenant Resources Ltd**.

For the purposes of this Agreement and this Schedule "B" the 1997 CAPL Assignment and Overriding Royalty Procedure attached hereafter shall apply, together with the following insertions into it:

Insertions for the 1997 CAPL Overriding Royalty Procedure

Clause No.	Title	Insertion
1.01 (b)	"Effective Date"	31st October 2002
2.01 A. (a)	"Quantification...Royalty"	0.5%
2.01 A. (b)	"Quantification...Royalty"	Alternate 1, 0.5%
2.04 B.	"Royalty Payor's... In Kind"	Alternate 1 and 2, 50% in Alternate 2
2.08	"Royalty Owner's...Surrender"	will not apply

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OVERRIDING ROYALTY PROCEDURE

CANADIAN ASSOCIATION OF PETROLEUM LANDMEN

1997

TABLE OF CONTENTS

1.00 DEFINITIONS AND INTERPRETATION 1
- 1.01 Definitions 1
- 1.02 Incorporation Of Provisions From 1990 CAPL Operating Procedure 2
- 1.03 Multiple Royalty Owner Parties 3
- 1.04 Multiple Royalty Payor Parties 3
- 1.05 Modifications To CAPL Document Form 4

2.00 OVERRIDING ROYALTY 4
- 2.01 Quantification Of Overriding Royalty 4
- 2.02 Effect Of Pooling Or Unitization On Calculation 4
- 2.03 Royalty Owner's Rights To Take Overriding Royalty In Kind 5
- 2.04 Royalty Payor's Allowed Deductions If Overriding Royalty Not Taken In Kind 6
- 2.05 Royalty Payor To Account To Royalty Owner Monthly 7
- 2.06 Royalty Owner's Lien 7
- 2.07 Royalty Wells To Be Produced Equitably 7
- 2.08 Royalty Owner's Rights Upon Surrender 7
- 2.09 Audits Of Overriding Royalty 7

3.00 WELL INFORMATION TO ROYALTY OWNER 8
- 3.01 Royalty Owner's Notification 8

4.00 LIABILITY AND INDEMNITY 8
- 4.01 Royalty Payor's Responsibility 8
- 4.02 Royalty Owner's Responsibility 8

5.00 ASSIGNMENT 8
- 5.01 Incorporation Of Assignment Procedure 8

6.00 DEFAULT 9
- 6.01 Royalty Owner's Default Remedies 9

7.00 RESERVED FORMATIONS 9
- 7.01 Royalty Owner's Access To Reserved Formations 9

8.00 DISPUTE RESOLUTION 9
- 8.01 Disputes Initially Referred To Mediation 9

OVERRIDING ROYALTY PROCEDURE

Attached to and forming part of the Agreement dated ___________, between ____

1.00 DEFINITIONS AND INTERPRETATION

1.01 Definitions

In this Overriding Royalty Procedure:

(a) **"Agreement"** means the Head Agreement and the Schedules attached to it.

(b) **"Effective Date"** means ________________.

(c) **"Facility Fees"** means, as applicable:

(i) for Facility Usage of facility capacity owned by third parties (other than Affiliates of the Royalty Payor), all costs and expenses paid by the Royalty Payor for that Facility Usage; and

(ii) for Facility Usage of facility capacity owned by the Royalty Payor (or an Affiliate of the Royalty Payor), an expense equal to a fee (comprised of both operating and return on capital components) in accordance with (1) or (2) below:

(1) the fee ordinarily chargeable for the same use as the Facility Usage, if that facility is made available for use by third parties; or

(2) in all other circumstances, a fee sufficient to cover that use of facilities, where the capital recovery component of that fee uses as a guideline the PJVA Jumping Pound-95 methodology and where the operating cost component is calculated and assessed on the basis of facility throughput costs;

provided that any dispute respecting the Facility Usage fee will be resolved under Clause 8.01.

(d) **"Facility Usage"** means the Royalty Payor's use of facilities beyond those included in Equipping Costs to make merchantable and to deliver to market Petroleum Substances produced from a Royalty Well, including, as applicable, the gathering, compression, treatment, processing and transportation of those Petroleum Substances, but excluding any basis adjustments made in the determination of the Market Price of natural gas.

(e) **"Head Agreement"** means the Agreement, other than the Schedules.

(f) **"Overriding Royalty"** means that interest in a portion of the Petroleum Substances within, upon, under or attributed to the Royalty Lands that is reserved by or granted to the Royalty Owner pursuant to the Head Agreement, as more particularly outlined in Article 2.00.

(g) **"Overriding Royalty Procedure"** means this Schedule.

(h) **"Royalty Determination Point"** means the first point at which Petroleum Substances are or can be metered, measured or allocated downstream of the wellhead after, as applicable: (i) any treatment of crude oil for the separation, removal and disposal of basic sediment and water; (ii) any extraction of liquid hydrocarbons from natural gas at the wellhead and any wellsite separation, removal and disposal of basic sediment and water from those liquid hydrocarbons; and (iii) any wellsite dehydration of natural gas.

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(i) **"Royalty Lands"** means the areal, stratigraphic and substance rights described as "Royalty Lands" in Schedule "A" of the Agreement or made subject to the Overriding Royalty in the manner outlined in the Head Agreement, as the case may be, and so much of those rights as remain subject to the Agreement and the Title Documents, excluding any Reserved Formations.

(j) **"Royalty Owner"** has the meaning set forth in the Head Agreement.

(k) **"Royalty Payor"** has the meaning set forth in the Head Agreement.

(l) **"Reserved Formations"** means any rights not included in the Royalty Lands that are held under the Title Documents.

(m) **"Royalty Well"** means any well from which production is obtained from the Royalty Lands or may be allocated to the Royalty Lands pursuant to a pooling, unit or other arrangement.

(n) **"Title Documents"** means the documents of title described as "Title Documents" in Schedule "A" to the Agreement, insofar as they relate to the Royalty Lands, and all renewals, extensions, continuations or documents of title issued in substitution or by selection.

1.02 Incorporation Of Provisions From 1990 CAPL Operating Procedure

The following provisions of the standard form 1990 CAPL Operating Procedure are incorporated herein by reference, as may be modified below:

101 (c) "Affiliate";
(m) "equipping costs", which are referred to as "Equipping Costs";
(s) "market price", which is referred to as "Market Price", in which the phrase "Article VI" is replaced with "Subclause 2.03D" and at the end of which is added: However, for natural gas, this price will be the weighted 1 month spot index price for the specific month in which that natural gas was produced, as reported in the publication titled "Canadian Gas Price Reporter" in the table "Monthly Canadian and U.S. natural gas price summary" under the column for that specific delivery month and the row "Alberta Spot Price-AECO C/NIT C$/GJ", subject to reasonable basis adjustments between the point of delivery to the applicable pipeline transportation system and the point at which the index price applies, provided that if that publication or that index cease to exist, the price will be determined in accordance with the previous sentence, unless otherwise agreed by the Parties.;
(v) "party", which is referred to as "Party";
(y) "petroleum substances", which are referred to as "Petroleum Substances";
(bb) "Regulations";
(cc) "spacing unit", which is referred to as "Spacing Unit";
(dd) "spud", which is referred to as "Spud" and in which the phrase "in the AFE" is deleted; and
(ff) "working interest", which is referred to as "Working Interest" and in which the phrase "a production facility or" is deleted.

102 HEADINGS
103 REFERENCES
105 DERIVATIVES
106 USE OF CANADIAN FUNDS
107 CONFLICTS, with "Article 4.00" replacing the phrase "Article IV hereof" in the seventh line.
304 PROPER PRACTICES IN OPERATIONS
305 BOOKS, RECORDS AND ACCOUNTS
306 PROTECTION FROM LIENS
308 SURFACE RIGHTS

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309 MAINTENANCE OF TITLE DOCUMENTS, with the addition at the end of the first sentence of Subclause 309(b) of ", provided that the Royalty Payor is not obligated to consult in this manner with a Royalty Owner".
2001 WAIVER MUST BE IN WRITING
2101 PARTIES TO SUPPLY
2201 SERVICE OF NOTICE
2202 ADDRESSES FOR NOTICES - The Parties' Addresses for Service will be as set forth in the Head Agreement.
2203 RIGHT TO CHANGE ADDRESS
2403 MULTIPLE ASSIGNMENT NOT TO INCREASE COSTS, with "Overriding Royalty" replacing "working interest" in the first and third lines.
2601 LIMITATION ON RIGHT OF ACQUISITION
2801 SUPERSEDES PREVIOUS AGREEMENTS
2802 TIME OF ESSENCE
2803 NO AMENDMENT EXCEPT IN WRITING
2804 BINDS SUCCESSORS AND ASSIGNS, with "5.00" replacing "XXIV" in the first line.
2805 LAWS OF JURISDICTION TO APPLY
2806 USE OF NAME
2807 WAIVER OF RELIEF

In those incorporated provisions, "Operating Procedure" will be read as "Overriding Royalty Procedure", "joint lands" will be read as "Royalty Lands", "joint operations" will be read as "operations", "Joint-Operator" will be read as "Party", "Operator" will be read as "Royalty Payor" or "Royalty Payor Party designated as the representative of the Royalty Payor", as the case may be, and "title documents" will be read as "Title Documents", and references to "Authority for Expenditure", "for the joint account" and "production facility" will be deleted. Nothing in any of those incorporated provisions will require the Royalty Owner to assume any cost, risk or expense associated with an operation conducted hereunder unless otherwise provided herein or in the Head Agreement.

1.03 **Multiple Royalty Owner Parties**

If the Royalty Owner comprises more than one Party: (i) information and notices to be provided to the Royalty Owner will be provided individually to each Royalty Owner Party; and (ii) the rights and obligations of the Royalty Owner Parties will accrue proportionately to the Royalty Owner Parties in the percentages set forth in the Head Agreement.

1.04 **Multiple Royalty Payor Parties**

If the Royalty Payor comprises more than one Party:

(a) the Royalty Payor's obligations and liabilities to the Royalty Owner will be joint and several;

(b) the Royalty Owner may deal solely with the Royalty Payor Party designated as the Royalty Payor's representative in the Head Agreement respecting the Head Agreement or this Overriding Royalty Procedure, provided that: (i) the Royalty Owner will provide each Royalty Payor Party with notices the Royalty Owner serves to the Royalty Payor; (ii) the Royalty Payor is bound by the acts and elections of that representative acting in that capacity; and (iii) the Royalty Payor may designate another representative by notice to the Royalty Owner; and

(c) the Royalty Payor's rights and obligations will accrue proportionately to the Royalty Payor Parties in the percentages set forth in the Head Agreement.

If the Royalty Payor initially comprises one Party and subsequently disposes of a portion of its interest hereunder, those Royalty Payor Parties will designate one of them as their representative under this Clause.

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1.05 Modifications To CAPL Document Form

This Overriding Royalty Procedure is the 1997 CAPL Overriding Royalty Procedure. It has been modified only by the completion of the blanks and elections required herein and by those additional changes specifically identified as such in the body of this document or in the Head Agreement. Insofar as there are differences between this Overriding Royalty Procedure and the 1997 CAPL Overriding Royalty Procedure that are not specifically identified, this Overriding Royalty Procedure will be deemed to be modified to apply the applicable provisions of the 1997 CAPL Overriding Royalty Procedure as if they had been included herein.

2.00 OVERRIDING ROYALTY

2.01 Quantification Of Overriding Royalty

A. The Overriding Royalty is created effective as of the date and in the manner provided in the Head Agreement and this Overriding Royalty Procedure. Subject to the other provisions of this Article, including the modified calculation under Subclause 2.02C for production of Petroleum Substances allocated to the Royalty Lands, the Overriding Royalty (based on a 100% Working Interest) will be determined on a well by well basis at the Royalty Determination Point, and will be as follows:

(a) for crude oil, ____% of the gross monthly production thereof produced from each Royalty Well; and

(b) for all other Petroleum Substances, Alternate ______ will apply (Specify 1 or 2).

Alternate 1:
____% of the gross monthly production thereof produced from each Royalty Well.

Alternate 2:
(i) if not taken in kind by the Royalty Owner pursuant to Clause 2.03, the gross proceeds from the Royalty Payor's sale of ____% of the gross monthly production thereof produced from each Royalty Well, free and clear, subject to Subclause 2.04C, of all Facility Fees otherwise chargeable pursuant to Clause 2.04; and

(ii) if taken in kind by the Royalty Owner, ______% of the gross monthly production thereof produced from each Royalty Well.

To the extent that the Overriding Royalty is reserved by the Royalty Owner from a Working Interest assigned by the Royalty Owner to the Royalty Payor, the Overriding Royalty will be multiplied by the percentage Working Interest held by the Royalty Owner immediately before this Article came into effect.

B. Notwithstanding the calculation at the Royalty Determination Point under Subclause 2.01A, the Overriding Royalty will not include Petroleum Substances that the Royalty Payor reasonably uses or unavoidably loses in the Royalty Payor's drilling and production operations for the Royalty Lands. Those drilling and production operations include the proportionate use of those Petroleum Substances in batteries, treaters, compressors, separators, satellites and similar equipment serving Royalty Wells, but do not include the use of Petroleum Substances for any enhanced recovery operations.

2.02 Effect Of Pooling Or Unitization On Calculation

A. The Royalty Payor may pool the Petroleum Substances in a zone underlying all or a portion of the Royalty Lands to the extent required to form a Spacing Unit in that zone, provided that the pooling allocates production therefrom to the applicable Royalty Lands in the proportion that the surface area of the Royalty Lands placed in the Spacing Unit bears to the total surface area of the Spacing Unit.

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The Royalty Payor will promptly give notice to the Royalty Owner describing the extent to which the Royalty Lands have been pooled and describing the pooled Spacing Unit.

B. If the Royalty Payor proposes to pool, unitize or otherwise combine any portion of the Royalty Lands with any other lands, other than as provided in the previous Subclause, the Royalty Payor must promptly send notice of that intention to the Royalty Owner. That notice must include the technical justification for that pooling, unitization or combination and the proposed terms thereof, provided that the Royalty Payor will not be required to provide interpretative data to the Royalty Owner. Unless otherwise required by the Regulations to form a Spacing Unit, the Royalty Payor will not enter into that pooling, unitization or combination without the prior written consent of the Royalty Owner, which consent will not be unreasonably delayed or withheld.

C. If any portion of the Royalty Lands is pooled, unitized or combined with any other lands pursuant to this Clause, Clause 2.01 will be deemed to be amended to calculate the volume of the Overriding Royalty by applying the percentages set forth in that Clause to the quantity of Petroleum Substances thereby allocated to the affected Royalty Lands.

2.03 <u>Royalty Owner's Rights To Take Overriding Royalty In Kind</u>

A. Subject to the provisions of this Clause, the Royalty Payor is appointed as the agent of the Royalty Owner for the handling and disposition of the Overriding Royalty share of Petroleum Substances. All acts of the Royalty Payor under this Clause in the handling and disposition of those Petroleum Substances and the receipt of proceeds of sale therefrom will be as trustee for the Royalty Owner.

B. The Royalty Owner may, on a minimum of 60 days' notice to the Royalty Payor, revoke the agency established in Subclause 2.03A and elect to take delivery and separately dispose of the Petroleum Substances comprising the Overriding Royalty at the Royalty Determination Point. This right may be exercised separately for each type of Petroleum Substance, effective at the 1st day of the calendar month next following that minimum 60 day period. The Royalty Owner will supply the Royalty Payor with such information regarding the Royalty Owner's arrangements for disposition of those Petroleum Substances as the Royalty Payor may reasonably require to coordinate custody transfer and shipping arrangements for those Petroleum Substances. Failure to provide the Royalty Payor with that information will be deemed to be a failure by the Royalty Owner to take those Petroleum Substances in kind.

C. If the Royalty Owner takes in kind its Overriding Royalty share of crude oil or liquid products extracted from natural gas at the wellhead, the Royalty Payor will, at the Royalty Payor's cost, remove basic sediment and water from those Petroleum Substances in accordance with good oilfield practice, so that relevant pipeline specifications can be met. The Royalty Payor will provide the Royalty Owner, at the Royalty Payor's cost, production tankage capacity for an accumulation of the Overriding Royalty share of those Petroleum Substances consistent with the Royalty Payor's shipping schedule for its own share of those Petroleum Substances. Subject to Subclause 2.04C, the Royalty Payor will deliver the Overriding Royalty share of those Petroleum Substances to the Royalty Owner, or the Royalty Owner's nominee, at the Royalty Determination Point, in accordance with usual and customary pipeline and shipping practice, free and clear of all charges. If the Royalty Owner takes its Overriding Royalty share of natural gas in kind, the Royalty Payor will deliver that gas to the Royalty Owner, or the Royalty Owner's nominee, at the Royalty Determination Point for the relevant well at the Royalty Payor's cost.

D. Except to the extent otherwise agreed by the Royalty Payor and the Royalty Owner, insofar as the Royalty Payor takes possession of Petroleum Substances comprising the Overriding Royalty as agent of the Royalty Owner, the Royalty Payor will dispose of those Petroleum Substances by:

(a) selling those Petroleum Substances at a Market Price and accounting to the Royalty Owner for the proceeds of the sale, or

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(b) purchasing those Petroleum Substances for the Royalty Payor's own account (or the account of an Affiliate) at a Market Price and accounting to the Royalty Owner therefor.

E. Insofar as the Royalty Owner has elected to revoke the agency established by Subclause 2.03A, the Royalty Owner may re-establish that agency on a minimum of 60 days' notice to the Royalty Payor, effective as of the 1st day of the calendar month next following that minimum 60 day period. This right may be exercised separately for each type of Petroleum Substance.

2.04 **Royalty Payor's Allowed Deductions If Overriding Royalty Not Taken In Kind**

A. To the extent that the Royalty Payor disposes of Petroleum Substances comprising the Overriding Royalty on behalf of the Royalty Owner, the Royalty Owner's share of those Petroleum Substances will be free of any deductions for costs and expenses incurred by the Royalty Payor to and including the Royalty Determination Point. Subject to Subclause 2.04C, the Royalty Owner will be responsible, on a well by well basis, for the following costs and expenses incurred after the Royalty Determination Point with respect to the Royalty Owner's share of those Petroleum Substances:

(a) for crude oil and liquid products extracted from natural gas at the wellhead, any associated Facility Fees and any transportation costs to transport those Petroleum Substances from the Royalty Determination Point to the point of sale; and

(b) for Petroleum Substances other than those described in the preceding Paragraph, the associated Facility Fees if Alternate 2.01A(b)(1) applies.

A cost or expense attributable to more than one Petroleum Substance being sold by the Royalty Payor may only be deducted once.

B. The deductions applicable pursuant to the preceding Subclause will be subject to Alternate(s) 1 only _____/2 only _____/1 and 2 ______/neither 1 nor 2 ____ below (Specify Alternate):

Alternate 1:
The deductions must not exceed those permitted by the Regulations for the calculation of royalties if the lessor under the relevant Title Documents were the Crown in right of the Province in which the Royalty Lands are located.

Alternate 2:
The deductions must not be greater than ______ % of the Market Price received by the Royalty Payor from the sale of the Royalty Owner's Overriding Royalty share of those Petroleum Substances, provided that the Market Price will first be adjusted for any deductions under Subclause 2.04C.

C. Notwithstanding any other provision of this Article, if the Royalty Payor is required to incur costs to enrich the Overriding Royalty share of Petroleum Substances to increase the heating value or to facilitate transportation or marketing of those Petroleum Substances, those costs will be deductible by the Royalty Payor against the gross proceeds of sale applicable to those enriched Petroleum Substances, with the intention that neither the Royalty Payor nor the Royalty Owner suffer a loss as a result of that enrichment. Enrichment operations, include, without limitation, condensate blending in the case of heavy oil and enrichment by propane or butane in the case of gas with a low heating value.

D. The Royalty Payor's right to make the deductions set forth in this Clause pertains to the costs and expenses that would otherwise be incurred by the Royalty Owner to bring those Petroleum Substances to the point of sale if the Royalty Owner were taking those Petroleum Substances in kind. The allowable deductions from the proceeds of sale of the Royalty Owner's Overriding Royalty share of Petroleum Substances are expressed as cash obligations for convenience of record keeping and audit, and are not to be construed as altering the nature of the Overriding Royalty as an interest in land.

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2.05 Royalty Payor To Account To Royalty Owner Monthly

If the Royalty Payor receives funds on account of or as the proceeds of sale of the production of Petroleum Substances comprising the Overriding Royalty, the Royalty Payor will receive the Royalty Owner's share of those funds as trustee for the Royalty Owner. The Royalty Payor must remit to the Royalty Owner all funds accruing to the Royalty Owner on account of the Overriding Royalty on or before the 25th day of the calendar month next following the calendar month in which those funds were received by the Royalty Payor, provided that for the purpose of the timing of receipt of proceeds in this Clause "received" will be read as "normally received" if the purchaser of those Petroleum Substances fails to pay the Royalty Payor for that production. The Royalty Payor must provide the Royalty Owner with a statement in written or electronic format showing in reasonable detail the manner in which the Royalty Payor calculated that payment, including the unit sale price for those Petroleum Substances, and, if requested by the Royalty Owner, a copy of all reports the Royalty Payor is required to submit under the Regulations for the production of those Petroleum Substances.

2.06 Royalty Owner's Lien

As of the effective date that the Overriding Royalty is created, the Royalty Owner will have a first and prior lien on the Royalty Payor's Working Interest in the Royalty Lands, the Petroleum Substances within, upon or under the Royalty Lands, or produced therefrom, and the wells and other equipment thereon to secure the Overriding Royalty. The Overriding Royalty and that lien are interests in land that attach to the Title Documents.

2.07 Royalty Wells To Be Produced Equitably

The Royalty Payor will not discriminate against the Petroleum Substances produced or producible from the Royalty Lands in the production and marketing of those Petroleum Substances because those Petroleum Substances are subject to the Overriding Royalty. The Royalty Payor will use reasonable efforts to produce Petroleum Substances from a Royalty Well equitably with production from any diagonally or laterally offsetting well producing from the same pool as a Royalty Well, insofar as the Royalty Payor, or its Affiliate, has an interest in that offsetting well.

2.08 Royalty Owner's Rights Upon Surrender

This optional Clause 2.08 will ____ /will not ____ (Specify) apply herein.

If there are multiple Royalty Payor Parties and a Royalty Payor Party proposes to surrender all or a portion of the Royalty Lands to the grantor of the Title Documents, that Royalty Payor Party will comply with the applicable provisions of any agreement otherwise governing the Royalty Payors. To the extent those Royalty Lands are thereafter proposed for surrender or there is only one Royalty Payor, Article XI of the standard form 1990 CAPL Operating Procedure will apply mutatis mutandis between the Royalty Payor and the Royalty Owner, except that the notice and reply periods in Clause 1101 therein are reduced from 60 and 30 days to 20 and 10 days respectively.

2.09 Audits Of Overriding Royalty

A. The Royalty Owner may, upon reasonable notice to the Royalty Payor and at the Royalty Owner's own expense, audit the books, records and accounts of the Royalty Payor with respect to the production, disposition or sale of the Overriding Royalty within 24 months next following the end of the applicable calendar year. The Royalty Owner will conduct any such audit in accordance with PASC Joint Venture Audit Protocol Bulletin No. 6 (or any replacement therefor).

B. Any statement issued by the Royalty Payor to the Royalty Owner respecting the calculation of the Overriding Royalty will be presumed to be true and correct 26 months following the end of the calendar year in which that statement was issued, unless the Royalty Owner takes written exception thereto and requests an adjustment pursuant to this Clause within that 26 month period. If a Party

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discovers during that period that there was an error in the calculation of the Overriding Royalty and can demonstrate that the error applied both to that period and a prior period, the Royalty Payor will make the required adjustment retroactively to either the inception of that error or such other time as the Parties may agree, provided that any dispute respecting the proposed retroactive adjustment will be resolved pursuant to Clause 8.01. Except to the extent required to confirm the adjustment proposed by the Royalty Payor, the retroactive adjustment contemplated by the previous sentence will not extend the Royalty Owner's audit rights beyond the 24 month limitation provided for in Subclause 2.09A.

3.00 WELL INFORMATION TO ROYALTY OWNER

3.01 Royalty Owner's Notification

The Royalty Payor will supply to the Royalty Owner notice of its intention to drill a Royalty Well on the Royalty Lands prior to the Spudding of that well.

4.00 LIABILITY AND INDEMNITY

4.01 Royalty Payor's Responsibility

The Royalty Payor will:

(a) be liable to the Royalty Owner for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise) that the Royalty Owner may suffer, sustain, pay or incur; and, in addition

(b) indemnify and hold harmless the Royalty Owner and its directors, officers, agents and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by the Royalty Owner, its directors, officers, agents and employees or that they may sustain, pay or incur;

insofar as they are a direct result of: (i) any act or omission (whether negligent or otherwise) of the Royalty Payor with respect to operations or activities conducted by it or on behalf of it hereunder; (ii) a breach of a provision herein by the Royalty Payor; or (iii) the wilful or wanton misconduct of the Royalty Payor, its employees, agents or contractors. However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with the Royalty Owner's written instructions or written concurrence. Costs described in this Clause will include reasonable legal costs on a solicitor-client basis.

4.02 Royalty Owner's Responsibility

The provisions of the preceding Clause will apply mutatis mutandis to the Royalty Owner's operations, activities and obligations with respect to the Royalty Lands or the Reserved Formations.

5.00 ASSIGNMENT

5.01 Incorporation Of Assignment Procedure

The 1993 CAPL Assignment Procedure is incorporated by reference into the Agreement, and will be deemed to apply as if it had been included as a Schedule to the Agreement. Article XXIV (election 2401A) of the standard form 1990 CAPL Operating Procedure will apply mutatis mutandis to any disposition of Royalty Lands by either the Royalty Owner or the Royalty Payor.

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6.00 DEFAULT

6.01 Royalty Owner's Default Remedies

If the Royalty Payor fails to pay the Overriding Royalty or any other amount required to be paid to the Royalty Owner by the Royalty Payor hereunder, Subclauses 505(b), (c) and (d) of the standard form 1990 CAPL Operating Procedure will apply mutatis mutandis to that default as if the Royalty Owner is the Operator and the Royalty Payor the defaulting Party thereunder, except that the reference in Paragraph 505(b)(vi) of that document to "Subclause (a) of this Clause" will be amended to read "Clause 2.06". The rights granted to the Royalty Owner in this Clause will be in addition to and not in substitution for any other right or remedy that the Royalty Owner may have under this Agreement.

7.00 RESERVED FORMATIONS

7.01 Royalty Owner's Access To Reserved Formations

The Royalty Owner may enter upon the Royalty Lands at any time to drill a well to penetrate any Reserved Formations and to produce Petroleum Substances therefrom. The Royalty Owner will conduct its drilling and any resultant producing operations with respect to the Reserved Formations in a manner that will interfere as little as is reasonably possible with drilling or production operations conducted on the Royalty Lands pursuant to this Agreement. Nothing in this Clause, however, permits the Royalty Owner to use a well drilled to the Reserved Formations for the production or testing of Petroleum Substances from any zone contained in the Royalty Lands, unless otherwise agreed by the Parties or permitted under the Agreement.

8.00 DISPUTE RESOLUTION

8.01 Disputes Initially Referred To Mediation

The Parties will attempt to resolve any dispute arising under this Agreement through consultation and negotiation in good faith. If those attempts fail, the applicable Parties will then attempt to resolve that dispute through mediation, with costs of the mediation being shared equally by those Parties. However, any Party to that dispute may terminate the mediation at any time upon reasonable notice to the other Parties. If a dispute arises under a provision of this Overriding Royalty Procedure that makes specific reference to this Clause, a Party must refer that dispute to arbitration for resolution pursuant to the provisions of the Arbitration Act of the Province of Alberta, as amended, after the terminated mediation. Otherwise, a Party may, if it so chooses, resort to judicial proceedings to resolve the dispute after the terminated mediation.

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SCHEDULE "D"

Pine Petroleum Limited — Well Information Requirement Sheet

Well Name & Location	Current Date
Medicine Hat, Alberta Sections 22,23,26,27 in Twp12 Rge 5 W4M	**2006-September-27**

Operator	Contact	Telephone Number
Patch Energy Inc.	**Cam Dawes**	**686-1711**

Address

FOLLOWING DATA IS REQUESTED:

Prior to Spud

Well cost Est.	1
Drlg & Comp. Prog.	1
Geol. Prognosis	1
Survey & Well Licence Appl.	1
Well Licence	1
24 Hour Spud Notice	1

During Drilling

Daily Drlg. Reports	1
Daily Geol Reports	1
Weekly Geol. Reports	1
Advised Oil/Gas Show	1
Core & Fluid Analysis	1

Reaching Objective

Field Print of Final Logs	1
Notice of Intent to	
Complete	1
Abandon	1
Washed & Dried Samples	1

FOLLOWING DATA TO BE SUPPLIED AS SOON AS POSSIBLE AFTER DRILLING:

Final Print of Logs	2
LAS Diskettes	1
Final Analysis of	
Cores	1
Oil, Gas or Water	1
DST report & charts	2
Final Drlg Report to Include:	1
Casing Report	1
Cored Int. & Recovery	1
List of Logs	1
Completion Program	1
Comp./ Abdn Data	1
Formation Tops	1
Sample/Core Des.	1
Production Test Data	1

Special Requirements:

Perforating and stimulation reports	1

PLEASE SEND ALL INFORMATION TO: John Duckett
PHONE (403) 261-9074 FAX (403) 261-9076
E-MAIL: john@pinepetroleum.ca

CONTACTS FOR THIS WELL:

Engineering: **John Duckett** email: john@pinepetroleum.ca
Office Ph. # (403) 261-9074 Home Ph. # (403) 238-1803 Cell Ph. # (403) 710-6004

Geology: **Mike Duckett** email: mike@pinepetroleum.ca
Office Ph. # (403) 261-9075 Home Ph. # (403) 241-9878 Cell Ph. # (403) 874-5427

Alternate: **Peter Hutchison** email: peter@criffel-enterprises.co.uk
Office Ph. # (011-44-1387) 270802 Home Ph. # (011-44-1387) 780681

DS

Medicine Hat Prospect
TWP 12-5W4M

The Medicine Hat Prospect is located on sec. 22, 23, 26 and 27 in Twp. 12-5W4M. Pine Petroleum Ltd. (PPL) has acquired some of these lands that fall within this prospective Glauconite "channel fairway" that has been played by many and with some success over the last several decades. These lands are situated immediately south of the producing Medicine Hat Glauconite 'C' Pool (Figure ?). This pool was discovered in 1981 and commenced production in October of 1984. This pool has 232 wells in it, 15 of which have been cored, 18 are considered to be injection wells and 217 are classified as oil wells. About half of these wells have been drilled horizontally in order to open up the maximum amount of pay and to get around the surface restrictions associated with the nearby South Saskatchewan River. Based on published data an OOIP of 194.5 mmbbl and a recovery factor of 10%, the ROIP is 19.5 mmbbl. As of June 2003, 16.4 mmbbl of oil have been recovered from this 15.9 degree API gravity pool. A significant amount of gas has also been produced from this pool. Gas production commenced in October of 1984. Total OGIP is thought to be 23.3 Bcf. Cumulative sale gas is 9.3 Bcf. and 2.9 Bcf. of marketable gas remains (Figures ? ?).

The proprietary RSDD-H (Remote Sensing Direct Detection of Hydrocarbon) technique applied by Pine Petroleum Ltd. indicates the presence of hydrocarbon beneath these prospective lands. Based on the interpreted MSS data that PPL has acquired to further define this prospect, the prospective lands represent a separate pool or an extension to the existing Glauconite 'C' Oil Pool.

Technical Highlights

Seismic line 870071 (N-S) demonstrates good trough amplitude development and following strong peak at the Glauconite sand level in the heart of the Glauconite pool that is indicative of good porosity development within the pool. Though not a direct tie to the seismic, the 5-34-12-5W4M well approximately three hundred meters to the west of the line, did run a sonic log and tied the geologic horizons quite well. This well has 12 meters of sand with greater than 15% porosity. On this same line in the northern portion of sec. 27 with producing Glauconite wells to the north and south, the Glauconite seismic event character is completely gone. The areal extent of this lost character is indeterminate because of the limited 2D coverage. There is a Glauconite sand seismic event to the south on this line in sec. 22 that is not as "hot" or well developed which would probably be indicative of a thinner porous sand that is not as thick and possibly in the order of 5-8 meters thick.

Seismic line 68D (W-E) at the top of section 22 and 23 that ties to the 870071 line and the 16-23 well, also displays several "hotter" amplitudes that display a good trough and strong following peak that are comparable to those in section 22 mentioned above. The non- descript areas encountered on this line that display neither a good trough or strong following peak may represent a 2-3 meter porous Glauconite sand development based on a similar character found on seismic line 45YB (NW-SE) and in the vicinity of the 6-25-12-5W4M well. This well was cored and contains 2.65 meters of Glauconite sand pay using a 15% cutoff (Figure ?). This well produced 17.4 mstb of oil. The 16-23 well was drilled outside the productive fairway based on the log signature at the Glauconite level. However, the 7-25 well a few hundred meters to the SE along line 45YB and located within the same anomaly as the 02)6-25 well has no Glauconite log pay but does have a porous non channel character. Both these locations fall within RSDD-H anomalies 6a on the Ross Creek Core Prospects Map.

Seismic line 66D (W-E) that ties the 14-13 well to the east and doesn't quite tie the 16-16 well (directionally drilled from 15-16) to the west exhibits the seismic anomalies at the Glauconite sand level found on line 68D one mile to the north. The Glauconite sand in the 14-13 well was encountered at a structural elevation of (-101m) and reads 10 ohm meters in the porous sand and is obviously wet and in a separate system. The cored sand had reported water saturations in the order of 75% and only minor oil saturation. (Figure ?). By comparison, water saturations from a cored Glauconite well in the 3-34-12-5W5M well (-102m) in the main part of the pool (Figure ? Cross Section B-B') were reported to be in the 20-40% range and average oil saturation was 18% (Figure ?). This well produced 54 mstb oil and 700 barrels of water. The 16-16 well encountered the Glauconite sand at (-105.6m) and it too is wet and in a different system from the Glauconite 'C' Pool. The seismic character at the Glauconite level in the vicinity of this well appears to be at slightly higher level as well.

What is worth noting is just how quickly the thin pay in the 8-35-12-4W4M well (approx. 1m) changes within 2 lsds and thickens to become 13 meters in the 6-35-12-5W4M well. There was no production reported from the Glauconite in the 8-35 well while there was a cumulative production of 70.5 mstb of oil from the 6-35 well (Figure ? Cross Section B-B').

A well designed 3D program shot from the main pool to the north and over these prospective lands will define the extent of the anomalies and help determine the porous sand thickness on the intervening areas that we map within the channel reservoir facies.

The 6-36-12-5W4M well is considered to be the pool discovery well for the Medicine Hat Glauconite "C" Pool. I believe the productive well in this interval is actually Basal Quartz and not the Glauconite sand. The well did produce 6.2 mstb of oil.

The attached Net Pay Map (Figure ?) attempts to address some unanswered questions concerning the non descript portions of the seismic lines on and near the prospective lands. The prospective limits of the pool as indicated by the RSDD-H data have also been included. By way of comparison, it would appear that the RSDD-H data has mapped the prospective lands with good or potentially thick pay areas with some of the thinner ones that have been detected based on the limited 2D coverage we have.

Reserves

John Macgowan of J.D. Macgowan and Associates undertook an analysis of the production figures from the Glauconite pool, and found that the average drainage area for wells in the Glauconite C pool is likely in the 20-50 acre range. Drainage assignments of 2 lsds or 80 acres would be too optimistic. Reservoir recoveries based on the assigned EUB pool area of 6365 acres would be:

Primary recovery of 5% for an average drainage area of 50 acres based on the original 127 pre 1996 deviated and vertical wells. (The drainage area would increase to 67 acres if only the 95 wells that were still producing during 1995 were counted). i.e. for 15 of net pay = 40.3 mstb/well or using 67 acres and 15 feet of net pay = 54 mstb/well. Fifteen feet is approximately one half of the average EUB for the Glauconite C pool.

A primary recovery of 8.6% over an average drainage area of 23 acres based on the current 275 wells and drains should be used. i.e. 15' of net pay = 31.9 mstb/well.

An additional waterflood recovery of 3% based on current wells and injection patterns for a total 11.6% recovery on the EUB oil in place can be justified. i.e. 15' of net pay = 43 mstb.

Secondary Zones of Interest

The shallow gas rights are not available to pursue which leaves the Bow Island sands, the Mannville sands and the Jurassic Sawtooth sands as secondary zones of interest.

Play Risks

There are several risks associated with this prospect that must be assessed when determining the type of deal one wishes to pursue. They are as follows:

1). Gravity of the oil The 15.9 degree API gravity oil reduces the overall ultimate recovery from any new pool or extension that is found. Actual oil gravities in the C pool range from 14°API in the west to 18°API in the east.

2). Reservoir thickness and heterogeneity Cross Sections A-A' and B-B' through the main pool exhibit the many reservoir variables that can occur over short distances. Numerous cores have been taken from the Glauconite sand and have encountered permeability in the darcy range and porosity in the 30% range. Not all of the sands will have such porosity and permeability. It is likely that the majority of the production in the C Poll has come from sands over 21% porosity and over 100 md permeability. A table of net pays using 21% as a cutoff for numerous key wells adjacent to Pine Petroleum Ltd. lands is attached.

3). Structural position Log character and water saturation calculations support a porous Glauconite sand above a structural elevation of (-118m) subsea should be "safe". There is an oil water transition probably from (-118m to -130m) subsea, within a meter or two. One may get commercial wells within the transition but the risk is higher the lower you

Map Oil Reserves Summary

Field: **MEDICINE HAT - ALTA (601)**
Pool: **GLAUCONITE C (300003)**

Total Wells:	**234**
Cored Wells:	**15**
Injection Wells:	**35**
Oil Wells:	**200**
Gas Wells:	**0**
Aband. Wells:	**0**

200
100

Injection Data

Total Injected Gas:	**0.00 mcf**
Total Injected Water:	**19,036.97 mbbl**
Est. Voidage Replacement:	**58.05 %**

Production Data

IP Date:	**October 1984**
Initial GOR:	**252.7 scf/bbl**
Avg. GOR:	**644.49 scf/bbl**
Cur. GOR:	**552.58 scf/bbl**
Avg. GOR Increase:	**0.86x**
Avg. WOR:	**0.76 bbl/bbl**
Cur. WOR:	**5.35 bbl/bbl**
Water/Day:	**1,815.67 bbl/d**
Gas/Day:	**1,526.18 mcf/d**
Oil/Day:	**2,368.06 bbl/d**

Core Data

Avg. KVert:	**107.16 md**
Avg. KMax:	**580.20 md**
Harmonic KMax:	**3.35 md**
Avg. Porosity:	**0.1509**
C.V.:	**2.73**
VDP:	**1.00**

GOR

600
400
200

WOR

4
2

Reserves Data

Pool Type:	**PRIMARY**
Pool Class:	**Unknown**
Pool Discovery Location:	**00/06-36-012-05W4/0**
Discovery Year:	**1981**
Area:	**9,427.1 ac**
Spacing:	**40.3 ac/well**
Mean Depth:	**2,721 ft**
Net Pay:	**N/A**
Volume	**N/A**
Porosity:	**N/A**
Shrinkage:	**N/A**
Density	**59.931 lb/ft3**
Temperature:	**78.80 degF**
Water Saturation:	**N/A**
API Gravity:	**15.9**
Init. Pressure:	**1,478.07 PSIA**
Pressure Grad.:	**0.54 PSIA/ft**
Gas/Oil Contact:	**N/A**
Water/Oil Contact:	**N/A**

Driving Force:	**Unknown**
Calc. Method:	**Unknown**
Oil Prod. From Pool:	**17,594.5 mbbl**
Pool Rec. Factor:	**0.7664**
Cum. Oil Prod.:	**18,594.0 mbbl**
Rec. Factor to date:	**0.8099**
Pri. ROIP, (pRF):	**8,881.2 mbbl(0.0340)**
+ Enh. ROIP, (eRF):	**14,076.6 mbbl(0.0539)**
Tot. ROIP, (tRF):	**22,957.8 mbbl(0.0879)**

Reserves Chart

Recovered:	**80.99 %**
Cum.:	**18,594.0 mbbl**
Rem.:	**N/A**
Enh.:	**4,363.8 mbbl**
UnRec:	**238,132.2 mbbl**
OOIP:	**261,090.1 mbbl**
RF:	**8.79 %**

Created on 6/13/2006 As of Mar 2006 Page: 1

Med Hat 5-26-12-5W4M and 15-22-12-5W4M

Drilling Prognosis

Estimated KB:	720m		
Formation Tops	Subsea	Depth	Remarks
Cretaceous			
Milk River	+494	226	silts and shales
Colorado	+405	315	silts and shales
Med Hat SS	+378	342	sand/silt gas producer
2WSpk	+193	527	silts and shales
Bfsc	+124	596	silts and shales
Bow Island	+64	656	numerous sands throughout
Mannville	-55	775	numerous sands throughout
Glauconite Sand	-112	832	sand/porous and oil bearing
L. Mann./Jurassic	-120	840	sand, silt, and shale
Sawtooth	-153	873	sand /some porosity
Mississippian	-161	881	limestone
Total Depth	-176	896	

Lahee Classification: Dev. NC

Sample Requirements EUB: None Required
Operator: 5m samples from 30m above the Glauc. and 2.5m samples through the Glauc.

Geologist: Required for sampling and logging.

Coring: None required.

Dst's: None anticipated but possibly in the Bow Island.

Logging: Dual Induction Laterolog
Compensated Neutron Density, Gamma Ray Log.
Borehole Compensated Sonic Log (for seismic tie).

Remarks: These locations fall within the Med Hat A, C, and D Pool. Gas production from the Bow Island Sands is a possibility.

Objective; Primary: Oil in the Glauconite Sand is the primary
Secondary: Gas in the Bow Island Sands.

Land: Leases expire March/April 2008.

405
155
205
255
355
62
68D
66D
R 5W4
2642
2566
2516
2466
2783.5
2760
405
2710
2660
2610
3920
3870
3820
NLA

An Introduction to Pine Petroleum Limited and the RSDD-H Technology

Pine Petroleum Limited was incorporated in September 2002. The principals are: Peter Hutchison of Dumfries, Scotland; Dmitri Balabayev and George Tomin of Minsk, Belarus; and John Duckett of Calgary, Canada.

The first three individuals own a related and predecessor company, Scotforth Limited, which has been providing Remote Sensing Direct Detection of Hydrocarbons (RSDD-H) surveys to the petroleum exploration industry since 1997. The Belarusian partners and others of their acquaintance had been working on development of the technology since the 1980's. Scotforth has done surveys in a number of countries including Libya, Algeria, Colombia, Argentina, Russia, the US (Alaskan North Slope and Cook Inlet; Michigan Basin; Montana) and quite a few areas in Canada (NEBC, Alberta, Saskatchewan and NWT).

The RSDD-H "tool" is really a remote sensing technique where we are mapping the landscape manifestations –as identified by specially processed satellite imagery in the form of photo-spectral brightness variances ("anomalies") - of hydrocarbon accumulations below. In simplistic terms, these variances are manifestations of the geo-botanical "stress impact" of (diffusion and micro-seepage) released hydrocarbons into the surface soils and consequent changes in nutrient and mineral uptake balances in overlying vegetation.

This "stress mapping" is uniquely attained by applying our proprietary RSDD-H technology to commercially available satellite images. Typically, this involves purchase and processing of large sets of Landsat data, usually from the Multi Spectral Scanner (MSS) series recorded from 1972 through 1992, but often supplemented by higher resolution, more recent data when the application warrants it, from the USGS in Sioux Falls South Dakota. Our "magic" is in the computing hardware, processing software and survey domain "know how"- it really is a signal processing game. The Russian partners have developed algorithms for processing in many and various backgrounds (pine and spruce forests, aspen poplar stands, grasslands, croplands, etc). We now produce exploration prospect inventories ("PIs") at four levels of survey resolution –from 1:500,000 scale (reconnaissance) to 1:50,000 scale (detailed local prospects).

The beauty of the tool is that it allows large areas to be surveyed quickly and cheaply and to assess the exploration risk attribute of hydrocarbon "charge" or "presence" more effectively than can be achieved through the seismic method in most situations. It also gives a good sense of the size and frequency of prospects and leads in any particular area and, given presence of proven pools amongst the PI members, a dramatic and early overall risk reduction on the remaining undrilled members.

One main use of RSDD-H surveys is thus as a "pre-prospecting" tool that helps to identify hydrocarbon prospectivity early and reduce the exploration risk – effectively increasing exploration focus- before large item exploration expenditures are deemed necessary or actually incurred. A successful application of RSDD-H would identify areas where, as an example, a seismic company might then carry out a "spec" shoot as the next step to mature leads and encourage oil and gas companies to actually secure leases and ultimately, to drill. Of course, it can be used to assemble a land position of cheap acreage in areas where people are not actively exploring (that is "ahead of the seismic train").

In practice, we at Pine are actually using the technology in a number of applications:

- We have been commissioned by a number of oil and gas exploration companies in Calgary to survey large areas of land in each of the three western provinces. We have also embarked on a series of large surveys in the Northwest Territories.

SCHEDULE “B"

This is Schedule "B" attached to and made part of a Farmout and Option Agreement dated the 25th day of September, 2006 between Park Place Energy Inc., Patch Energy Inc. and Pine Petroleum Limited

INSERTIONS FOR THE 1997 CAPL FARMOUT & ROYALTY PROCEDURE:

Clause 1.01 (f)	"Effective Date"	September 25, 2006
Clause 1.01 (t)	"Payout"	Will not apply
Clause 1.02	"Clause 311 - Insurance"	Alternate A
Article 4.00	"Option Well"	Will apply
Article 5.00	"Overriding Royalty"	Will not apply
Article 5.01 A (a)	“Quantification of … Royalty”	will not apply
Article 5.01 A (b)	“Quantification of … Royalty”	will not apply
Article 5.04 B	“Allowed Deductions”	will not apply
Article 6.00	"Conversion of Overriding Royalty"	Will not apply
Article 6.04	“Operations at Conversion”	not applicable
Article 8.00	"Area of Mutual Interest"	Will apply
Clause 11.02	"Farmee to Reimburse Farmor"	Will not apply

SCHEDULE “C"

This is Schedule "C" attached to and made part of a Farmout and Option Agreement dated the 25th day of September, 2006 between Park Place Energy Inc., Patch Energy Inc. and Pine Petroleum Limited

INSERTIONS FOR THE 1990 CAPL OPERATING PROCEDURE:

Clause 311	“Insurance”	Alternate “A”
Farmee shall carry a minimum of $3,000,000.00 of insurance pursuant to Clause 311 (e) and shall include Farmor and Participant as a named insureds as to their respective interests in this Agreement
Clause 604	“Marketing Fee”	Alternate “A”
Clause 903	“Less … Parties Participate”	Alternate “A”
Clause 1007 (a)(iv)	“Penalty … Production”	Development Wells - 300%
Exploratory Wells - 500%
Clause 1010 (a)(iv)	“Exception to Clause 1007”	365 days
Clause 2202	“Addresses For Notices”	As per page one of the Agreement
Clause 2401	“Right to Assign … Dispose”	Alternate “A”
Clause 2404	“Recognition on Assignment”	deleted and replaced
with the 1993 CAPL Assignment Procedure

INSERTIONS FOR THE 1996 PASC ACCOUNTING PROCEDURE:

Clause 105	(a)	“Operating Fund”	10% of approved forecast
Clause 110		“Approvals”	2 or more owners, 70% or more
Clause 112	(a)	“Expenditure Limitations”	not in excess of $25,000.00
Clause 112	(c)	“Expenditure Limitations”	not in excess of $25,000.00
Clause 202	(b)	“Employee Benefits”	22% of cost
Clause 213	(b)	“Camp and Housing”	shall be chargeable
Clause 216		“Warehouse Handling”	5% of cost
Clause 221		“Allocation Options”	not applicable
Clause 302	(a)	“Exploration Project”	(1)	5%, $50,000.00
			(2)	3%, $100,000.00
			(3)	1%
	(b)	“Drilling”	(1)	3%, $50,000.00
			(2)	2%, $100,000.00
			(3)	1%
	(c)	“Initial Construction”	(1)	5%, $50,000.00
			(2)	3%, $100,000.00
			(3)	1%
	(d)	“Subsequent Construction”	(1)	5%, $50,000.00
			(2)	3%, $100,000.00
			(3)	1%
	(e)	“Operations and Maintenance”	(1)	0% and
			(2)	$250.00/producing well/month
				Subclause 302(e)(2) shall not be
				adjusted
Clause 406		“Dispositions”	$25,000.00

SCHEDULE “D"

This is Schedule "D" attached to and made part of a Farmout and Option Agreement dated the 25th day of September, 2006 between Park Place Energy Inc., Patch Energy Inc. and Pine Petroleum Limited